EXHIBIT 4.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated September 22, 2016, with respect to the financial statement of Nuveen Unit Investment Trust, Series 162, comprising Nuveen ARK Genomic, Healthcare and Biotech Portfolio, 3Q 2016, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-212475) and related Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

GRANT THORNTON LLP

Chicago, Illinois

September 22, 2016